UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2015

FOSSIL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19848	75-2018505
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

901 S. Central Expressway
Richardson, Texas	75080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 234-2525

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 11, 2015, Fossil Group, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Misfit, Inc. (“Misfit”), Charlie Acquisition Corp., a wholly owned subsidiary of the Company (“Merger Sub”), and certain other parties pursuant to which Merger Sub will merge with and into Misfit, with Misfit surviving the merger and becoming a wholly-owned subsidiary of the Company.
Pursuant to the terms of the Merger Agreement, the Company will acquire Misfit for aggregate consideration of $250 million, subject to certain customary adjustments set forth in the Merger Agreement. The Merger Agreement contains customary representations, warranties and covenants by the Company and Misfit. A portion of the aggregate consideration will be held in escrow to secure the indemnification obligations of Misfit’s securityholders.
The transaction is subject to the satisfaction and waiver of customary closing conditions, including the receipt of all necessary regulatory and government approvals and authorizations. In addition, the Company has entered into employment, noncompetition and non-solicitation agreements with certain key employees of Misfit to be effective upon closing.
A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement.
The Merger Agreement and the above description of the Merger Agreement have been included to provide investors and securityholders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company, Misfit or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties of Misfit solely for the benefit of the Company. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure letter that Misfit delivered to the Company in connection with signing the Merger Agreement as of a specific date. The disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Therefore, investors and securityholders should not treat the representations and warranties in the Merger Agreement as categorical statements of fact. Moreover, these representations and warranties may apply standards of materiality in a way that is different from what may be material to investors and were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.
Item 8.01 Other Events.
On November 12, 2015, the Company issued a press release announcing its entry into the Merger Agreement. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of November 11, 2015, by and among Fossil Group, Inc., Charlie Acquisition Corp., Misfit, Inc., Fortis Advisors LLC, as securityholder representative, and, with respect to Article VIII, Article IX and Article X only, U.S. Bank National Association, as escrow agent.*

99.1	Press release dated as of November 12, 2015.

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules upon request made by the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSSIL GROUP, INC.

By:	/s/ Dennis R. Secor
Name: Dennis R. Secor Title: Executive Vice President and Chief Financial Officer

Date: November 17, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of November 11, 2015, by and among Fossil Group, Inc., Charlie Acquisition Corp., Misfit, Inc., Fortis Advisors LLC, as securityholder representative, and, with respect to Article VIII, Article IX and Article X only, U.S. Bank National Association, as escrow agent.*

99.1	Press release dated as of November 12, 2015.

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules upon request made by the Securities and Exchange Commission.